Exhibit 5.1

E. Dixie Beggs 1908-2001 Bert H. Lane 1917 -1981	Post Office Box 12950 Pensacola, Florida 32591-2950 Telephone (850) 432-2451 Fax (850 432-3331
May 17, 2016

Gulf Power Company
One Energy Place
Pensacola, Florida 32520
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We are acting as general counsel to Gulf Power Company (the “Company”) in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus, filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2016 (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Act”), of, among other things, (1) Class A Preferred Stock (the “Class A Preferred Stock”) to be issued by the Company and (2) Preference Stock (the “Preference Stock”) to be issued by the Company.
In rendering this opinion, we have examined the Registration Statement and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.
We are of the opinion that, upon compliance with the pertinent provisions of the Act, upon compliance with applicable securities or blue sky laws of various jurisdictions, and upon the adoption of appropriate resolutions by the Board of Directors of the Company or a duly authorized committee thereof, when the Class A Preferred Stock and the Preference Stock each has been issued and sold upon the terms specified in an appropriate order of the Florida Public Service Commission:
(1)     Upon the filing of articles of amendment to the amended and restated Articles of Incorporation, as heretofore amended, of the Company (the “Articles”) in the Office of the Secretary of State of the State of Florida establishing the rights and preferences of such series of Class A Preferred Stock, and when certificates for such Class A Preferred Stock have been executed, countersigned and registered in accordance with such resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the By-Laws of the Company, such shares of Class A Preferred Stock will be legally issued, fully paid and non-
501 Commendencia Street
Pensacola, Florida 32520

May 17, 2016

assessable shares of the Company and the holders and owners thereof will be entitled to all the rights and preferences to be set forth in the Articles, as so amended.
(2)     Upon the filing of articles of amendment to the Articles in the Office of the Secretary of State of the State of Florida establishing the rights and preferences of such series of Preference Stock, and when certificates for such Preference Stock have been executed, countersigned and registered in accordance with such resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the By-Laws of the Company, such shares of Preference Stock will be legally issued, fully paid and non-assessable shares of the Company and the holders and owners thereof will be entitled to all the rights and preferences to be set forth in the Articles, as so amended.
In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.
We are members of the Florida Bar and we do not express any opinion herein concerning any law other than the laws of the State of Florida.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
This opinion may not be relied upon, furnished or quoted by you for any other purpose without our prior written consent.
Very truly yours,

/s/Beggs & Lane